Exhibit 10.6 Restated Employment Agreement of David Mazur

RESTATED EMPLOYMENT AGREEMENT

        This Employment Agreement (the “Agreement”) is effective as of November 1, 2001 (“Effective Date”) by and between David Mazur (“Executive”) and Reliable Power Systems, Inc., a Colorado corporation (the “Company”).

        1.     Term of Agreement. This Agreement shall commence on the Effective Date and shall have a term of three years (the “Original Term”). This Agreement may be terminated by either party, with or without cause, on 30 days’ written notice to the other party. After the Original Term, this Agreement may be extended for additional oneyear periods if the parties mutually agree in writing to such extension.

        2.     Duties.

                 (a)    Position. Executive shall be employed as President and Chief Technology Officer, and as such, will have such duties and responsibilities as may be assigned in the sole discretion of the Company, and will report to the Company’s Vice Chairman and Chief Executive Officer (“CEO”), Joseph D. Livingston.

                 (b)    Obligations to the Company. Executive agrees that he or she will at all times loyally and conscientiously perform all of the duties and obligations required of and from Executive to the best of his or her ability and experience, pursuant to the express and implicit terms hereof and to the reasonable satisfaction of the Company. During the term of Executive’s employment relationship with the Company, Executive further agrees that he or she will devote all of his or her business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, Executive will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Board of Directors (the “Board”), and Executive will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this Agreement will prevent Executive from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than 1% of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange or the NASDAQ National Market. Executive will comply with and be bound by the Company’s operating policies, procedures and practices from time to time in effect during the term of Executive’s employment.

                 Executive understands that Company is a publicly traded company. As a result, Executive will have access to confidential and inside information. Executive will at all times comply with any applicable federal, state and local securities laws and will not divulge any confidential or inside information to any third person that is not authorized by the Company to receive such information. Furthermore, Executive will not trade in Company’s securities without first notifying and obtaining permission from the Company’s Chief Legal Counsel and, if required by the Company, an opinion from legal counsel that the purchase or sale of the Company’s securities does not violate federal, state or local securities laws.

                 (c)    Living Arrangements. It is understood that while Executive will not be relocating from his current residence at 924 Chapel Oaks, Frontenac, Missouri 63131, he will be required to spend his working time at the Company’s headquarters in Castlerock, Colorado. In this regard, Employer agrees to provide adequate housing for Executive in the Castlerock area, which Executive may be required to share with other executives of the Company, from the Effective Date until the end of the current lease that the Company has on the leased residential property, and to pay for Executive’s reasonable weekly travel expenses associated with commuting from his home to the office, in an amount not to exceed $24,000 over the next 12month period. Prior to the termination of the lease on the residential property, the parties will renegotiate the terms of Executive’s living arrangements.

         3.    At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement. The rights and duties created by this Section may not be modified in any way except by a written agreement executed by the CEO.

         4.    Compensation. For the duties and services to be performed by Executive hereunder, the Company shall pay Executive, and Executive agrees to accept, the salary, stock options, bonuses and other benefits described below in this Section.

                 (a)    Annual Base Salary. Commencing on November 1, 2001, Executive shall receive a salary of $180,000 on an annualized basis. Executive’s monthly salary will be payable in two equal payments per month in equal biweekly payments pursuant to the Company’s normal payroll practices. In the event that the Original Term of this Agreement exceeds 12 months, Executive’s salary shall be reviewed at the end of each calendar year by the Board, its Compensation Committee or the CEO, and any increase will be effective as of the date determined appropriate by the Board, its Compensation Committee or the CEO.

                 (b)    Bonuses. Executive shall be eligible for a bonus of up to 25% at the end of each calendar year and for each subsequent year of employment thereafter. This bonus shall be determined by the Board, its Compensation Committee or the CEO of the Company in good faith based upon the extent to which Executive’s individual performance objectives and the Company’s profitability objectives and other financial and nonfinancial objectives are achieved during the applicable bonus period.

                 (c)    Stock Options and Other Incentive Programs. In connection with the commencement of Executive’s previous employment with the Company, the Board granted to Executive an option to purchase a certain number of shares of the Company’s Common Stock. For purposes of clarity, Executive’s stock option grants are restated (and certain of the options may be repriced in accordance with permissible law) as set forth in the attached Stock Options Vesting Schedule and Notice(s) of Grant attached hereto. Except as otherwise provided herein, (i) vesting of these options will occur in accordance with the stock options vesting schedules and (ii) vesting of all options will, of course, depend on Executive’s continued employment with the Company. The options will be incentive stock options to the maximum extent allowed by the Internal Revenue Code of 1986, as amended, and will be subject to the terms and conditions of the Notice(s) of Grant and the Company’s Equity Incentive Plan(s), all of which shall be deemed to be Exhibits to this Agreement. Subject to the discretion of the Board, Executive may be eligible to receive additional grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board shall determine as of the date of any such grant. Notwithstanding anything to the contrary, the parties expressly agree that the information contained in the Stock Options Vesting Schedule and the Notice of Grant is complete and accurate as of the Effective Date and that Executive has no other claims to shares of stock of the Company, other than what is expressly set forth in the attachments to this Agreement.

                 (d)    Additional Benefits. Executive will be eligible to participate in the Company’s employee benefit plans of general application, including without limitation, those plans covering medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law. Executive will be eligible for three weeks vacation and sick leave in accordance with the policies in effect during the term of this Agreement and will receive such other benefits as the Company generally provides to its other employees of comparable position and experience.

                 (e)    Reimbursement of Expenses. Executive shall be authorized to incur on behalf and for the benefit of, and shall be reimbursed by, the Company for reasonable expenses, provided that such expenses are substantiated in accordance with Company policies.

         5.    Termination of Employment and Severance Benefits.

                 (a)    Termination of Employment. This Agreement may be terminated during its Original Term (or any extension thereof) upon the occurrence of any of the following events:

                          (i)    The Company’s determination in good faith that it is terminating Executive for Cause (as defined in Section 6 below) (“Termination for Cause”);

                          (ii)    The Company’s determination that it is terminating Executive without Cause, which determination may be made by the Company at any time at the Company’s sole discretion, for any or no reason (“Termination Without Cause”);

                          (iii)    The effective date of a written notice sent to the Company from Executive stating that Executive is electing to terminate his or her employment with the Company (“Voluntary Termination”);

                          (iv)    A change in Executive’s status such that a Constructive Termination (as defined in Section 5(b)(iv) below) has occurred; or

                          (v)    Following Executive’s death or Disability (as defined in Section 7 below).

                 (b)    Severance Benefits. Executive shall be entitled to receive severance benefits upon termination of employment only as set forth in this Section 5(b):

                          (i)    Voluntary Termination. If Executive’s employment terminates by Voluntary Termination, then Executive shall not be entitled to receive payment of any severance benefits. Executive will receive payment(s) for all salary and unpaid vacation accrued as of the date of Executive’s termination of employment and Executive’s benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

                          (ii)    Involuntary Termination. If Executive’s employment is terminated under Section 5(a)(ii) or 5(a)(iv) above (such termination, an “Involuntary Termination”), then, provided that Executive executes a Separation Agreement and Release in form mutually acceptable to the parties, Executive will be entitled to receive payment of severance benefits equal to six months base salary, plus the forward vesting of stock options up to an additional six months following the termination date of employment (“Severance Period”). Health insurance benefits with the same coverage provided to Executive prior to the termination (e.g. medical, dental, optical, mental health) and in all other respects significantly comparable to those in place immediately prior to the termination will be provided at the Company’s cost over the Severance Period.

                          (iii)    Termination for Cause. If Executive’s employment is terminated for Cause, then Executive shall not be entitled to receive payment of any severance benefits. Executive will receive payment(s) for all salary and unpaid vacation accrued as of the date of Executive’s termination of employment and Executive’s benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

                          (iv)    Constructive Termination. “Constructive Termination” shall be deemed to occur if (A)(1) there is a material adverse change in Executive’s position causing such position to be of materially reduced stature or responsibility, (2) a reduction of more than 20% of Executive’s base compensation unless in connection with similar decreases of other similarly situated executives of the Company, or (3) Executive’s refusal to relocate to a facility or location more than 50 miles from the Company’s current location; and (B) within the 30day period immediately following such material change or reduction Executive elects to terminate his or her employment voluntarily.

                          (v)    Termination by Reason of Death or Disability. In the event that Executive’s employment with the Company terminates as a result of Executive’s death or Disability (as defined in Section 7 below), Executive or Executive’s estate or representative will receive all salary and pro rated bonus and unpaid vacation accrued as of the date of Executive’s death or Disability and any other benefits payable under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of death or Disability and in accordance with applicable law.

                          (vi)    Change of Control. In the event that all or a substantial portion of the Company’s stock or assets is purchased and/or otherwise transferred pursuant to a reorganization, merger or acquisition or similar transaction, and/or in the event of a “change of control” of the Company, (as defined below), all of the unvested options granted to Executive under this Agreement and/or any subsequent grant(s) shall immediately vest. For purposes hereof, a “change of control” shall mean the acquisition of any individual entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company.

                 For any stock options granted under this Agreement and/or any subsequent grant(s), Executive shall have (and the applicable agreements shall provide that Executive shall have) a period of twelve (12) months after she terminates her employment with the Company for any reason whatsoever, to exercise any and all of her vested stock options.

         6.    Definition of Cause. For purposes of this Agreement, “Cause” for Executive’s termination will exist at any time after the happening of one or more of the following events:

                 (a)    Executive’s willful misconduct or gross negligence in performance of his or her duties hereunder, including Executive’s refusal to comply in any material respect with the legal directives of the Board so long as such directives are not inconsistent with the Executive’s position and duties, and such refusal to comply is not remedied within ten working days after written notice from the Company, which written notice shall state that failure to remedy such conduct may result in Termination for Cause;

                 (b)    Dishonest or fraudulent conduct, a deliberate attempt to do an injury to the Company, or conduct that materially discredits the Company or is materially detrimental to the reputation of the Company, including conviction of a felony; or

                 (c)    Executive’s incurable material breach of any element of the Company’s Proprietary Information and Inventions Agreement, including without limitation, Executive’s theft or other misappropriation of the Company’s proprietary information.

        7. Definition of Disability. For purposes of this Agreement, “Disability” shall mean that Executive has been unable to perform his or her duties hereunder as the result of his or her incapacity due to physical or mental illness, and such inability, which continues for at least 120 consecutive calendar days or 150 calendar days during any consecutive twelvemonth period, if shorter, after its commencement, is determined to be total and permanent by a physician selected by the Company and its insurers and acceptable to Executive or to Executive’s legal representative (with such agreement on acceptability not to be unreasonably withheld).

        8. Confidentiality Agreement. Executive shall sign, or has signed, the Proprietary Information and Inventions Assignment Agreement (the “Confidentiality Agreement”), which shall be deemed to be an Exhibit to this Agreement. Executive hereby represents and warrants to the Company that he or she has complied with all obligations under the Confidentiality Agreement and agrees to continue to abide by the terms of the Confidentiality Agreement and further agrees that the provisions of the Confidentiality Agreement shall survive any termination of this Agreement or of Executive’s employment relationship with the Company. In addition, Executive agrees to attach to this Confidentiality Agreement copies of any employment agreements that he or she may have signed with past employers, prior to commencement of employment hereunder.

        9. Agreement Not To Compete. Executive acknowledges that during his or her employment with Employer, he or she will have access to confidential information that is of value to Employer within the meaning of the Uniform Trade Secrets Act. Such information includes, but is not limited to, the confidential and proprietary information identified in the Confidentiality Agreement. Executive acknowledges that his or her access to Employer’s confidential marketing and sales plans and information, as well as technical information concerning Employer’s products, is inconsistent with his or her employment with any business or entity that competes with Employer in the manufacturing and sales of energy management, alternative energy, and continuous or backup energy products in North America. It is understood that Employer competes throughout the North American continent, defined as the U.S.A., Canada, and Mexico, and that Executive’s duties bring him or her into contact with Employer’s customers throughout North America. Executive therefore agrees that he or she will not, without Employer’s written consent, solicit or accept employment with any competitor of Employer in North America for a period of one year following his or her separation from employment with Employer. Executive’s agreement not to compete with Employer for one year after his or her separation from employment may be enforced by injunctive relief if any court of competent jurisdiction, it being understood that damages to Employer’s business would be extremely difficult to prove and the disclosure of its confidential and/or proprietary information and trade secrets would likely result in irreparable damage. Executive is aware of the provisions of Colorado Revised Statute § 82113 and by signing this Agreement acknowledges that he or she is a manager of the Company. Executive further agrees that both the scope and geographical content of the covenant not to compete are reasonable in light of the Company’s business and objectives. Additionally, Executive acknowledges that the covenant not to compete is a material term of this contract.

        10. Conflicts. Executive represents that his or her performance of all the terms of this Agreement will not breach any other agreement to which Executive is a party. Executive has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement. Executive further represents that he or she is entering into or has entered into an employment relationship with the Company of his or her own free will and that he or she has not been solicited as an employee in any way by the Company.

        11. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agrees expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         12.    Miscellaneous Provisions.

                 (a)    No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that Executive may receive from any other source.

                 (b)    Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

                 (c)    Sole Agreement. This Agreement, including any Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof. The parties agree that there are no collateral oral agreements between them with respect to the subject matter of this Agreement, or otherwise. The parties agree that, in entering into this Agreement, they have not relied upon any representations, warranties, promises and/or any conditions made by the other party which are not specifically set forth in this Agreement.

                 (d)    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationallyrecognized delivery service (such as Federal Express or UPS), or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

                 (e)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Colorado, without giving effect to the principles of conflict of laws.

                 (f)    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

                 (g)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

                 (h)    Arbitration. Executive and Company agree that in the event of any controversy or claim arising out of or relating to this Agreement, they shall negotiate in good faith to resolve the controversy or claim privately, amicably and confidentially. Except for Company’s right to obtain injunctive relief to enforce Executive’s confidentiality obligations and agreement not to compete, all disputes arising in connection with this Agreement that cannot be resolved by good faith negotiations shall be resolved by binding arbitration in the Denver, Colorado, metropolitan area by a single arbitrator who is a member of the panel of former judges that comprises the Judicial Arbiter Group (“JAG”); any successor of JAG; or, if JAG or any successor is not in existence, any entity that can provide a former judge to serve as arbitrator. The parties understand and agree that this Agreement evidences a transaction involving commerce within the meaning of 9 U.S.C. § 2, and that this Agreement shall therefore be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1, et seq. The arbitration decision shall be final, conclusive and binding on both parties and any arbitration award or decision may be entered in any court having jurisdiction. By submitting all disputes to arbitration, Executive and Company give up the right to a trial by jury. The administrative fees and costs of the arbitration, including the arbitrator’s fees, shall be paid by Company, except, Executive shall pay an initial filing fee not to exceed $150.00 if he/she initiates arbitration. The arbitrator shall award statutory costs, the arbitrator’s fees and attorney’s fees to the prevailing party to the same extent as provided by applicable law as if that party had prevailed in court. This Section shall not apply to the Confidentiality Agreement.

                 (i)    Advice of Counsel. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

         The parties have executed this Agreement the date first written above.

RELIABLE POWER SYSTEMS, INC.

By: /s/ ______________________________________

Title: ________________________________________

DAVID MAZUR

Signature: /s/ _______________________________

Address: _____________________________________
_____________________________________

NOTICE(S) OF GRANT

EQUITY INCENTIVE PLAN(S)

PROPRIETARY INFORMATION AND
INVENTIONS ASSIGNMENT AGREEMENT